Exhibit 99.1

NAPCO Announces Fourth Quarter and Fiscal 2022 Results

-4th Quarter Sales Increase 22% to a Record $43.2 Million-

-4th Quarter Recurring Service Revenues Increase 33% to $12.7 Million With 87% Gross Margins-

-4th Quarter Net Income Increases 36% to a Record $7.5 Million-

-4th Quarter Adjusted EBITDA* Increases 29% to $9.3 Million-

-Net Sales for the Year Increase 26% to a Record $143.6 Million-

-Net Income for the Year Increases 27% to a Record $19.6 Million-

AMITYVILLE, N.Y., Aug. 29, 2022 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2022.

Financial Highlights:

●	Net sales for the quarter increased 22% to a quarterly record of $43.2 million as compared to $35.4 million for the same period last year. Net sales for the fiscal year increased 26% to a record $143.6 million as compared to $114 million last year.
●	Recurring service revenue ("RSR") for the quarter increased 33% to $12.7 million as compared to $9.5 million for the same period last year. Recurring service revenue for the fiscal year increased 36% to $46.0 million as compared to $33.9 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $54.0 million based on July 2022 recurring revenues.
●	Gross margin for recurring service revenue remained robust for the quarter and year at 87% and 86%, respectively.
●	Net income for the quarter increased 36% to a fourth quarter record $7.5 million as compared to $5.5 million for the same period a year ago. Net income for the year increased 27% to a record $19.6 million as compared to $15.4 million last year.
●	Earnings per share (diluted) for the quarter increased 36% to $0.20 as compared to $0.15 for the same period a year ago. Earnings per share (diluted) for the fiscal year increased 27% to $0.53 as compared to $0.42 a year ago.
●	Adjusted EBITDA* for the quarter increased 29% to $9.3 million as compared to $7.2 million for the same period a year ago. Adjusted EBITDA* for the fiscal year increased 13% to $22.6 million as compared to $20.1 million a year ago.
●	Adjusted EBITDA* per share (diluted) for the quarter increased 25% to $0.25 as compared to $0.20 for the same period a year ago. Adjusted EBITDA* per share (diluted) for the fiscal year increased 11% to $0.61 as compared to $0.55 for the same period a year ago.
●	Cash, cash equivalents and marketable securities were $46.8 million at June 30, 2022, an 16% increase as compared to $40.2 million at June 30, 2021. The Company had no debt as of June 30, 2022.
●	Cash Provided by Operating Activities for the fiscal year was $8.3 million as compared to $23 million for the same period last year. This decrease was primarily due to Inventories increasing by $19.3 million during fiscal 2022.

Richard Soloway, Chairman and President, commented, "Our record-breaking fourth quarter of fiscal 2022 generated strong revenue growth, as we once again achieved the highest sales for any quarter in the Company's history, $43.2 million, representing a 22% increase over last year. Both equipment revenue (up 18%) and recurring service revenue (up 33%) contributed to the year over year quarterly sales growth. This was the seventh consecutive quarter of year-over-year overall sales growth. Our recurring service revenues now have a prospective annual run rate of approximately $54 million based on July 2022 recurring service revenues. Gross margin for recurring service revenue continued to be very strong for the quarter, coming in once again at 87%. I was also very pleased to see our gross margins on hardware continue to show improvement, increasing 800 basis points to 27% for the fourth quarter compared to last quarter's hardware margin of 19%. While the hardware margins continue to be affected by the ongoing impact of supply chain constraints and higher component prices, our strategy to temporarily sacrifice hardware gross margin by purchasing components at higher prices so that we can continue to manufacture radio communicators (which lead to continued high margin recurring revenue for each radio installed and operating), as well as other hardware products, is working well. Radio sales continues to be strong. This along with increased revenue from school security business, the strategic price increases we implemented in April 2022, improvements we have made to combat the ongoing supply chain issues and increased hardware sales, have allowed us to expand our hardware gross margin vs. last quarter and exceed street consensus estimates for Q4 on Revenue, EPS, Net Income and Adjusted EBITDA. Our net income for the quarter, $7.5 million, and for the year, $19.6 million were both Company records. Adjusted EBITDA* of $9.3 million for the quarter and $22.6 million for the year were also records for the NAPCO.

While we are pleased with the hardware gross margin improvement, we continue to work to restore margins to levels at or above those before the start of the supply chain crisis. Toward that goal, we are developing alternative sources for those  micros that are in high demand and which are key components in our Starlink cellular radios. In addition, as hardware sales increase, gross margins should improve as a result of increased overhead absorption rates in our Dominican Republic manufacturing facility resulting from higher hardware sales levels.

Our commercial radio and fire alarm business, and the RSR associated with each, continues to significantly increase as commercial buildings must be kept secure. Additionally, the commercial fire alarm business is a mandated, non-discretionary business which means, in order to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas on which we focus our resources.

The demand for our products continues to be very strong. Even with the aforementioned solid, record-breaking sales growth in Q4, our ability to fully meet this strong demand for our products continues to be somewhat constrained by the ongoing supply chain challenges, electronic component shortages and logistics delays. NAPCO's delivery performance has been excellent during these very difficult times. However, these aforementioned constraints have once again led to historically high backlog levels which may continue throughout calendar 2022, particularly for electronic products. The strong sales performance during Q4 was accomplished, in part, because NAPCO continues to remain focused on aggressively managing these logistical challenges to ensure that we remain well positioned to meet the needs of our customers. We continue to manage these issues by re-engineering products, searching for alternative and lower cost supply sources and delivery methods and continuing to work closely with our customers and suppliers to navigate through these extraordinary times.

Our balance sheet continues to be very strong, with cash and cash equivalents and marketable securities of $46.8 million and no debt at June 30, 2022. We also continue to leverage our strong balance sheet by purchasing difficult to get electronic components, which while resulting in a significant inventory increase, has also led to continued strong sales growth. This reflects management's strategic decision to continue to invest resources to maximizing the production and sales of its Starlink cellular radios which results in the highly profitable and continuous recurring revenue.

Our fully integrated technologies for the school security market continues to remain a top priority for NAPCO, given the  overwhelming need for school security solutions. When schools re-opened last September and students returned to in-person learning, school shootings also returned, which has resulted in an uptick in activity in this sector. Now more than ever, we are laser focused on further penetration of the school security market, which is comprised of approximately 130,000 K-12's and 5,000 colleges and universities across the country, in order to supply the security solutions these schools so desperately need.

Mr. Soloway concluded, "I am very proud of our record-breaking fourth quarter and fiscal year 2022 performance. We achieved record sales and record profitability despite a turbulent economic operating environment including supply-chain issues and other operational challenges. The demand for our products and services continues to be very strong. We are confident that our seasoned management team has the experience and methods from previous supply chain shortages, such as multiple micro-chip famines, to deal with the volatility associated with shortages of electronic components, increased shipping costs and raw material price inflation. School security jobs are returning, and recurring service revenue remains strong. Our fundamental strategy continues to be to provide seamless security solutions for our customers and to continue to grow recurring revenue, now at a $54 million run rate, with both existing products as well as new ones, such as the unique to the industry AirAccess® products, which should generate a new stream of recurring revenue from the locking and access control segments of our business. Now, all of our major product lines will be in position to generate recurring revenue. As we enter fiscal 2023, we continue to remain focused on delivering significant value to our shareholders by generating continued strong record-breaking revenue growth as well as increased profitability for fiscal 2023 and beyond."

Financial Results

Net sales for the quarter increased 22% to a quarterly record of $43.2 million, as compared to $35.4 million for the same period one year ago. Net sales for the fiscal year ended June 30, 2022 increased 26% to a record $143.6 million as compared to $114.0 million for the same period a year ago. Research and development costs for the quarter increased 8% to $2.1 million or 5% of sales as compared to $1.9 million or 5% of sales for the same quarter a year ago. Research and development costs for the fiscal year ended June 30, 2022 increased 5% to $8.0 million or 6% of sales as compared to $7.6 million or 7% of sales for the same period last year. Selling, general and administrative expenses for the quarter increased 24% to $8.9 million or 21% of net sales, as compared to $7.2 million, or 20% of sales for the same period last year. Selling, general and administrative expenses for the fiscal year ended June 30, 2022 increased 31% to $32.9 million or 23% of net sales as compared to $25.2 million or 22% of net sales for the same period last year. The increase in selling, general and administrative expenses was due primarily to increased sales incentive compensation relating to the increase in net sales, as well as increases in tradeshow, stock-based compensation and legal expenses.

Operating income for the quarter increased 25% to $8.2 million as compared to $6.6 million for the same period last year. Operating income for the fiscal year ended June 30, 2022 increased 2% to 18.2 million as compared to $17.9 million for the same period last year. Net income for the quarter increased 36% to a fourth quarter record $7.5 million or $0.20 per diluted share as compared to $5.5 million or $0.15 per diluted share for the same period last year. Net income for the fiscal year ended June 30, 2022 increased 27% to a record $19.6 million or $0.53 per diluted share as compared to $15.4 million or $0.42 per diluted share in the same period last year.

Operating income and net income for the quarter and fiscal year continue to be impacted by supply chain disruptions, which affected hardware gross margins, as well as the aforementioned increase in selling, general and administrative expenses.

Net income and earnings per share for the fiscal year ended June 30, 2022 both reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021. Without such benefit, net income and earnings per share would have been $15.7 million and $0.43, respectively.

Adjusted EBITDA* for the quarter increased 29% to $9.3, million, or $0.25 per diluted share, as compared to $7.2 million, or $0.20 per diluted share for the same period last year. Adjusted EBITDA for the fiscal year ended June 30, 2022 increased 13% to $22.3 million or $0.61 per diluted share as compared to $20.1 million or $0.55 per diluted share in the same period last year.

Balance Sheet Summary

At June 30, 2022, the Company had $46.8 million in cash, cash equivalents and marketable securities as compared to $40.2 million as of June 30, 2021. Working capital (defined as current assets less current liabilities) was $93.1 million at June 30, 2022 as compared with working capital of $75.4 million at June 30, 2021. Current ratio (defined as current assets divided by current liabilities) was 4.5:1 at June 30, 2022, and 4.7:1 at June 30, 2021.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, August 29 ,2022. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on August 29, 2022 and ending on Monday September 5, 2022, 11:59 PM ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13732519. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income and Adjusted EBITDA. We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	June 30, 2021

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$41,730	$34,806
Marketable securities	5,068	5,413
Accounts receivable, net of allowance for doubtful accounts of $243 and $226 as of June 30, 2022 and June 30, 2021, respectively	29,218	28,081
Inventories, net	40,781	24,933
Prepaid expenses and other current assets	2,838	2,408
Total Current Assets	119,635	95,641
Inventories - non-current, net	9,005	6,767
Property, plant and equipment, net	7,939	7,836
Intangible assets, net	4,300	4,691
Operating lease asset	7,350	7,373
Other assets	347	243
TOTAL ASSETS	$148,576	$122,551

CURRENT LIABILITIES
Accounts payable	$11,072	$6,095
Accrued expenses	9,489	6,582
Accrued salaries and wages	4,064	3,478
Current portion of long-term debt	—	2,386
Accrued income taxes	1,868	1,709
Total Current Liabilities	26,493	20,250
Long term debt, net of current portion	—	1,518
Deferred income taxes	166	380
Accrued income taxes	1,058	925
Long term operating lease liabilities	7,068	7,090
TOTAL LIABILITIES	34,785	30,163
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of June 30, 2022 (Note 10) and 80,000,000 shares authorized as of June 30, 2021; 39,628,197 and 39,595,883 shares issued; and 36,734,482 and 36,702,168 shares outstanding, respectively	396	396
Additional paid-in capital	20,005	18,201
Retained earnings	112,911	93,312
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	113,791	92,388
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$148,576	$122,551

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,
	2022	2021	2020

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$30,532	$25,882	$16,341
Service revenues	12,697	9,547	6,665
	43,229	35,429	23,006
Cost of sales:
Equipment related expenses	22,394	18,421	14,657
Service-related expenses	1,611	1,265	1,106
	24,005	19,686	15,763

Gross Profit	19,224	15,743	7,243

Operating expenses:
Research and development	2,106	1,945	1,870
Selling, general, and administrative expenses	8,924	7,217	5,104
Impairment of intangible asset	—	—	1,852
Total Operating Expenses	11,030	9,162	8,826

Operating Income	8,194	6,581	(1,583)

Other (expense) income:
Interest and other (expense) income, net	(181)	48	6
Income before Provision for Income Taxes	8,013	6,629	(1,589)
Provision for Income Taxes	476	1,092	1,036
Net Income	$7,537	$5,537	$(2,625)

Income per share:
Basic	$0.21	$0.15	$(0.07)
Diluted	$0.20	$0.15	$(0.07)

Weighted average number of shares outstanding:
Basic	36,760,000	36,698,000	36,682,000
Diluted	36,879,000	36,840,000	36,682,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
	2022	2021	2020

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$97,612	$80,131	$77,314
Service revenues	45,981	33,904	24,045
	143,593	114,035	101,359
Cost of sales:
Equipment related expenses	78,471	58,401	54,182
Service-related expenses	5,966	4,886	4,333
	84,437	63,287	58,515

Gross Profit	59,156	50,748	42,844

Operating expenses:
Research and development	8,024	7,620	7,257
Selling, general, and administrative expenses	32,907	25,196	23,670
Impairment of intangible asset	—	—	1,852
Total Operating Expenses	40,931	32,816	32,779

Operating Income	18,225	17,932	10,065

Other (expense) income:
Interest and other (expense), net	(283)	(5)	(9)
Gain on extinguishment of debt	3,904	—	—
Income before Provision for Income Taxes	21,846	17,927	10,056
Provision for Income Taxes	2,247	2,514	2,261
Net Income	$19,599	$15,413	$7,795

Income per share:
Basic	$0.53	$0.42	$0.21
Diluted	$0.53	$0.42	$0.21

Weighted average number of shares outstanding:
Basic	36,725,000	36,696,000	36,888,000
Diluted	36,867,000	36,808,000	36,986,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year ended June 30,
	2022	2021	2020

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,599	$15,413	$7,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,771	1,697	1,495
Impairment of intangible asset	—	—	1,852
Unrealized loss on marketable securities	426	9	—
Provision for (recovery of) doubtful accounts	17	(100)	238
Change to inventory reserve	1,187	(79)	624
Deferred income taxes	(214)	337	(47)
Stock based compensation expense	1,649	435	583
Gain on extinguishment of debt	(3,904)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,154)	(5,049)	2,800
Inventories	(19,274)	8,794	(6,793)
Prepaid expenses and other current assets	(430)	(359)	(168)
Other assets	(103)	—	—
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	8,762	1,889	1,926
Net Cash Provided by Operating Activities	8,332	22,987	10,305
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,482)	(1,007)	(1,615)
Purchases of marketable securities	(81)	(5,422)	—
Net Cash Used in Investing Activities	(1,563)	(6,429)	(1,615)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	3,904
Proceeds from stock option exercises	155	—	80
Cash paid for purchase of treasury stock	—	—	(2,454)
Net Cash Provided by Financing Activities	155	—	1,530

Net increase in Cash and Cash Equivalents	6,924	16,558	10,220
CASH AND CASH EQUIVALENTS - Beginning	34,806	18,248	8,028
CASH AND CASH EQUIVALENTS - Ending	$41,730	$34,806	$18,248
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$16	$18	$29
Income taxes paid	$2,168	$1,970	$749

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended June 30,		12 months ended June 30,
	2022	2021	2022	2021
Net income (GAAP)	$ 7,537	$ 5,537	$ 19,599	$ 15,413
Add back provision for income taxes	476	1,092	2,247	2,514
Add back other (income) expense	181	(48)	(3,621)	5
Operating Income (GAAP)	8,194	6,581	18,225	17,932
Adjustments for non-GAAP measures of performance:
Add back stock-based compensation expense	270	163	1,649	435
Add back non-recurring legal expenses	340	--	981	--
Adjusted non-GAAP operating income	8,804	6,744	20,855	18,367
Add back depreciation and other amortization	353	323	1,380	1,271
Add back amortization of acquisition-related intangibles	98	106	391	425
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	9,255	$ 7,173	$ 22,626	$ 20,063

Adjusted EBITDA* per Diluted Share	$ 0.25	$ 0.20	$ 0.61	$ 0.55
Weighted average number of Diluted Shares outstanding	36,840,000	36,682,000	36,867,000	36,808,000

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com